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                                                                    EXHIBIT 10.1

                           DEALER MARKETING AGREEMENT

         This Agreement is dated February 4, 2004, and made by and between Structured Data Systems, Inc. of 4940 Peachtree Industrial Blvd. Suite 370 Norcross, GA 30071 ("Company") and Simex Digital Solutions, Inc., a wholly owned subsidiary of Simex Technologies, Inc. ("Dealer"), with offices at 140 Falcon Bluff, Alpharetta, GA 30022.

         Whereas, Dealer wishes to obtain the right to sell, service and distribute the products and services to which the Company has access through its License Agreements and vendor arrangements more fully described below; and

         Whereas, Company desires to grant the right to sell, service and distribute the products and services to Dealer on the terms and conditions set forth in this Agreement;

         The parties, in reliance on and in consideration of the mutual promises and conditions contained in this Agreement, agree as follows:

         I. DEFINITIONS

         A. "Products and Services" means the computer products, and services made available by Company through the Licenses and Vendor agreements in Exhibit A as they presently exist or may be enhanced or modified during the term of this Agreement

         B. "Dealer" includes any and all Agents, employee and independent contractors of Dealer or Dealer's company or business entity used to market the products, products and services and services.

         C. "Users" are persons, firms, corporations, governmental agencies or entities that purchase products and services subject to this Agreement.

         II. RIGHTS GRANTED

         A. Company grants to Dealer a non exclusive right to the Products and Services contained in Exhibit "A" subject to the terms and conditions contained in this Agreement.

         B. Dealer agrees to abide by and conform to any and all provisions contained in the Company's Agreements for products, and services contained in Exhibit "A" and incorporated in this Agreement for all practical purposes as if recited at length verbatim.

         C. Any rights granted in this Agreement are subject to any and all prior and superior legal rights possessed by Dealer.

         III. OBLIGATION OF COMPANY

         A. Company agrees to provide the products and services to Dealer in accordance with this agreement.

         B. Company agrees to accept purchase orders from Dealer on behalf of Users and process and submit same to the appropriate suppliers on a timely base, and will promptly notify

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Dealer of any changes or delays, promptly correct any errors or defects found in the order process.

         C. Company will manage the relationship with its manufacturers, vendors and suppliers, and will provide Dealer with updates and/or changes to the products and services as they become available.

         D. Company will provide reasonable training to Dealer and its Agents and employees on any new products or services to enable them adequately to understand and market such product or services supplied by Company.

         E. Company will provide access to any and all available warranties and performance guarantees made available by its suppliers. This Agreement shall not be construed to require Company to modify or enhance the products and services other than as provided for by suppliers.

         F. Company will be required at all times to make available a person technically qualified to answer questions regarding the operation and use of the products and services.

         IV. OBLIGATIONS OF DEALER

         A. Dealer shall use its best efforts to sell and promote the products and services provided by the Company and provide such service to Users as will enable Dealer to develop and maintain the goodwill of Users and prospective Users.

         B. Dealer agrees to recruit, train and pay for an adequate sales and marketing force to sell and distribute the products and services in order to meet the quota set forth. Dealer agrees to pay for any and all costs and expenses incurred in advertising, marketing, and selling the products and services to Users. Dealer agrees to devote its best efforts to selling and marketing the products and services described above. Dealer agrees to provide prompt, courteous and professional efforts to market the products and services. Dealer shall attend trade shows, association meetings, and other marketing events to promote, distribute and sell the products and services referred to in this Agreement.

         C. Dealer shall not make any false or misleading statements, representations or comments in order to sell, lease or distribute the products and services. Dealer shall cooperate with Company to resolve any and all User complaints concerning the products and services supplied by the Company and take such action as Company may reasonably request to resolve the complaints, if any, and cooperate in the conduct of litigation, if any, involving the Company's products and services.

         D. Dealer shall carry and provide Company with a copy of Dealer's liability and errors and omissions or other policies as Company may reasonably require covering hazards, injuries, losses, damages, employees, theft, embezzlement, misrepresentation, errors and omissions.

         E. Dealer will furnish at its own cost sales and promotional materials such as sales literature, technical data, instruction material and advertising in order to reasonably meet the quota referred to in this Agreement

         F. Dealer shall submit monthly reports to Company on the number and type of the Company's products services or licenses sold or distributed each month. The Dealer shall furnish

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to the Company a full, clear, complete and accurate report identifying the names, addresses, and telephone numbers of customers, and the Company's product and/or products licensed and sold. Dealer shall make its sales and business records pertaining to products and services provided by the Company available to Company during normal business hours, on reasonable notice. The reporting period shall commence on the last day of each month that this Agreement is in effect.

         G. Dealer will sell the products and services at the full agreed upon price with the User. Dealer has total discretion in negotiating its selling prices. All purchase orders for products and services available from the Company will be turned in to the business office of Company.

         H. All purchase orders from Dealer shall be processed through Company's office and all checks or payments for the products and services due from Dealer shall be made payable to the Company.

         I. Dealer shall have no authority to act for or on behalf of Company except as provided for in this Agreement. No other authority, power, or use is granted or implied. Dealer and its Agents, employees or contractors may not make, revise, alter, depart from or otherwise divert the terms and conditions or policies which are set forth in Exhibit A to this Agreement. Dealer and its Agents, contractors, or employees may not incur any debt, obligation, expense or other liability of any kind against Company without the express written approval of Company.

         J. In the performance of work, duties, and obligations under this Agreement it is agreed that Dealer shall not be considered an employee of the company, but rather shall be considered an independent contractor. Company does not have any control, direction or dominion over Dealer other than according to the terms of this Agreement. Dealer represents to Company that it is not under any impediment, restraint or disability that would prohibit, hinder or in any way impair its working ability or relationship to perform the obligations and agreements contemplated in this Agreement and that no prior restrictive trade covenants or other legal restraints exist which would cause Dealer to be in breach of this Agreement.

         V. ROYALTIES AND CONSIDERATION

         A. Dealer agrees to pay a fee and/or royalty to Company in the amount of 2% on all sales order submissions below $300,000 per month, 3% of all sales order submissions over $300,000 but less than $500,000 per month and 4% on sales order submissions above $500,000 per month. Said fees/or royalties will be paid upon collection by Dealer of User accounts receivable. In addition, Dealer will pay a processing fee of 2% of the sales order amount at the time the order is submitted to the Company for processing.

         B. Any and all charge-backs, refunds, credits, checks returned for insufficient funds or under stop payment orders, or other difficulties in collecting or uncollectibles are exempt from the royalty fee.

         C. Company will be paid on the last day of each week for all monies turned in before 12:00 p.m. on that day.

         D. No fee shall be paid for products, software or services provided for review, promotional purposes, test purposes, consumer customer support supplements and other purposes reasonably required to market, promote and support the products, software and services.

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         E. As additional consideration for the Company entering into the
Agreement, Simex Technologies, Inc. (Simex) will, upon execution of the agreement, contribute to the Company 200,000 shares of its common stock. If the business produced by the Dealer meets or exceeds the projection contained in Exhibit B attached, for the period ending April 30, 2004, then an additional 100,000 shares of Simex common stock will be contributed to the Company by May 31, 2004.

         VI. WARRANTIES AND COPYRIGHTS

         A. Company represents and warrants that it is the owner of the rights under the Agreements contained in Exhibit A; and that to the best of Company's knowledge this Agreement does not invalidate, cancel or make unenforceable those agreements.

         B. Dealer represents and warrants that neither it nor its authorized Agents will make false claims or omit to state material information to prospective purchasers or Users of the products and services.

         C. Dealer agrees to indemnify and hold Company harmless for any and all losses and expenses caused by any breach or misrepresentation, noncompliance, injuries, or damages caused by its Agents, contactors or personnel.

         D. Dealer agrees to conspicuously indicate copyright notices on any and all copies of the promotional material, or advertising, indicating that the same is subject to the copyright and ownership of Company or its vendors.

         VII. ENFORCEMENT OF RIGHTS

         Each party shall notify the other of any possible infringement of the copyrights or breach of this Agreement or the Agreement in Exhibits "A" by third parties and shall assist and cooperate in resolving any and all breaches or infringements.

         VIII. TERM AND QUOTA

         A. Dealer and Company mutually agree that this Agreement will remain in effect from January 16, 2004 until July 15, 2005, at which time it may be automatically renewed for additional one year terms upon the agreement of Dealer and Company so long as Dealer notifies Company at least thirty (30) days prior to the original expiration date or any annual renewal date thereafter, unless this Agreement is terminated earlier.

         B. Company may terminate this Agreement in the event that any of the following occurs:

                  1. The failure of Dealer to meet and maintain an average monthly gross sales volume of $300,000. The quota commences on March 1, 2004 and shall continue until this Agreement is terminated;

                  2. Bankruptcy or insolvency of Dealer's business;

                  3. Dealer's failure to maintain financial resources to maintain adequate facilities, inventory or service for Dealer's customers;

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                  4. Dealer's breach of any covenant in this Agreement or any term of this Agreement.

                  5. If Dealer fails to fully advise Company of all sales of products and services covered by this agreement;

                  6. If Dealer makes claims or representations about Company, the Products or Services or this Agreement that are untrue or defamatory;

                  7. If any causes of action are filed against Dealer due to Dealer's acts or omissions or if unreasonable complaints, lawsuits or claims are filed against Dealer.

         C. Dealer may terminate this Agreement in the event that any of the following occurs:

                  1. Bankruptcy or insolvency of Company's business;

                  2. Company's breach of any covenant in this Agreement or any term of this Agreement.

         D. Either party shall give the other party written notice to terminate this Agreement and the termination shall be effective ten (10) days from the date of the notice, unless the non-terminating party shall have cured the reason for such termination prior the expiration of the 10 days.

         E. In the event of cancellation or expiration of the term of this Agreement, whichever shall be the case, the exclusive rights conveyed in this Agreement shall cease and shall then belong exclusively to Company or its nominee.

         F. If Dealer ceases to sell the products, software and services for any reason, Dealer shall provide prompt written notice of its decision to Company and shall return to Company any and all promotional materials, advertising materials, training materials, copies of Company's publications, and other property relating to this Agreement. Payment for remaining orders submitted by Dealer will be paid in accordance with this Agreement.

         IX. NONCOMPETITION PROVISIONS

         A. The parties agree that the covenants, agreements and restrictions ("this covenant") contained in this agreement are necessary to protect the business goodwill, business interests and proprietary rights of Dealer and Company, and that the parties have independently discussed, reviewed and had the opportunity of legal counsel to consider this agreement and now agree and stipulate to the following:

                  1. This covenant is an integral part of an enforceable agreement and the covenants contained in this agreement were made at the time this agreement was consummated by the parties.

                  2. This covenant is fair and reasonable in it's

                           a. geographical area;

                           b. length of time; and

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                           c. scope of activity being restrained.

         B. Restrictive Covenants. Dealer expressly agrees that while this Agreement is in effect, and for a period of one year following termination of this Agreement, Dealer will not, directly or indirectly, without prior consent of Company, as an employee, Dealer, proprietor, partner, broker, stockholder, officer, director, or otherwise use special knowledge or training or divulge trade secrets to any person or to any competitive business that would compete directly or indirectly with Company's business. Likewise, Company expressly agrees that while this Agreement is in effect, and for a period of one year following termination of this Agreement, Company will not, directly or indirectly, without prior consent of Dealer, as an employee, proprietor, partner, broker, stockholder, officer, director, or otherwise use special knowledge or training or divulge trade secrets to any person or to any competitive business that would compete directly or indirectly with Dealer's business.

         C. The term "competitive business" shall include, but shall not be limited to, any business or development that involves the marketing or selling of products and services contained in Exhibit A.

                  1. Dealer further expressly agrees that it will not use for its own benefit or disclose to any person any information, including confidential information, of the Company that Dealer has obtained or learned during the existence or performance of this Agreement. Likewise, Company expressly agrees that it will not use for its own benefit or disclose to any person any information, including confidential information, of the Dealer that Company has obtained or learned during the existence or performance of this Agreement.

                  2. Dealer's agreements contained in this article shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action by the Dealer against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the agreements contained in this section.

         D. The parties agree and acknowledge that the Company has spent considerable sums of money and time in developing the acceptance for the products and services described in Exhibit A, and therefore is a benefit which the Company seeks to protect and the protection is agreed and acknowledged by both parties as being reasonable consideration for establishing this restrictive covenant.

         E. Soliciting Customers after Termination of This Agreement. For a period of one (1) year immediately following the termination of this Agreement, regardless of the reasons or cause for the termination and regardless of the party causing the termination, either directly or indirectly neither party will make known to any person, firm or corporation the names and addresses of any of the customers of the other party or any other information pertaining to them.

         X. MISCELLANEOUS PROVISIONS

         A. This Agreement shall be subject to and governed by the laws of the State of Georgia. Any and all obligations or payments due under this Agreement shall be performed in Norcross, Gwinnett County, Georgia. The parties agree that for venue purposes any and all lawsuits, disputes, causes of action, or arbitrations shall be resolved in Gwinnett County, Georgia

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         B. This Agreement is the entire agreement between the parties and supersedes all previous letters, understandings or oral agreements between Company and Dealer which relate to the sale of products and services.

         C. The waiver of any breach of any covenants and conditions of this Agreement shall not hinder or otherwise prevent the subsequent enforcement of rights under this Agreement.

         D. Any assignment of this Agreement or any part by Dealer, without written consent of Company, shall be null and void and of no effect.

         E. Notices under this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, and properly addressed, to the respective parties at the addresses set forth above in this Agreement. Notices actually received shall, for all purposes, be deemed to have been in writing and shall, for all purposes, be deemed to have been fully given and received.

         F. This Agreement may not be altered or amended unless agreed to in writing by both parties.

         G. Dealer agrees that information and data at its disposal during the term of negotiations of this Agreement, operation and enforcement of this Agreement are considered proprietary information and confidential. Such information, if disseminated to third parties, would be detrimental to Company. Accordingly, Dealer agrees to take any and all reasonable precautions to restrict the dissemination of such information by its employees, agents or subcontractors. This obligation shall continue, notwithstanding the termination of this Agreement, for a period of one (1) year from the effective date of this Agreement.

         H. Dealer further agrees that it shall take any and all necessary steps and sign and execute any and all necessary documents or agreements required to implement the terms of the agreement of the parties contained in this contract, and Dealer shall refrain from taking any action, either expressly or impliedly, which would have the effect of prohibiting or hindering its performance under this Agreement.

         I. This Agreement and attached exhibit contain the entire agreement of the parties and there are no representations, inducements, promises, agreements, arrangements, undertakings, oral or written, between the parties other than those expressly set forth in this Agreement. No agreement of any kind shall be binding upon either party until the same has been made in writing and duly executed by both parties.

         J. Independent Status. It is agreed and understood that:

                  1. Any work requested by the parties shall be performed under the terms of the Agreement and that Dealer is considered an independent contractor. Each party is interested only in the results obtained under this Agreement and has the general right of inspection and supervision in order to secure the satisfactory completion of the work.

                  2. Neither party shall have control over the other party with respect to its hours, times, employment, etc.

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                  3. Under no circumstances shall either party be deemed an
employee of the other nor shall either party act as an agent of the other party.

                  4. The parties warrant that the obligations shall be performed with diligence in a safe, competent, workmanlike manner and in compliance with any and all applicable statutes, rules, and regulations.

                  5. Any and all joint venture or partnership status is expressly denied and the parties expressly state that they have not formed either expressly or impliedly a joint venture or partnership.

         K. Captions and Paragraph Headings.

                  1. The captions, numbering sequences, titles, paragraph headings, and punctuational organization used in this Agreement are for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part of the Agreement.

                  2. The paragraph headings used in this Agreement are descriptive only and shall have no legal force or effect whatsoever.

                  3. The titles to each of the various articles and paragraphs are included for convenience or reference only and shall have no effect on or be deemed part of the text of this Agreement.

                  4. Use of the neuter, singular or plural to refer to the parties described in this Agreement shall be deemed a proper reference even though the parties may be individuals, partnerships, corporations, associations, trusts, or groups of two or more individuals, partnerships, or corporations, or a joint venture.

                  5. Any necessary grammatical changes required to make the provisions of this Agreement apply in the plural sense where there is more than one party to this Agreement or where parties are corporations, associations, partnerships, trusts, or individuals, or to make the language apply to females as well as males, shall in all instances be assumed as though each case were fully expressed.

                  6. If any word, phrase, clause or paragraph or other provision of this Agreement is deemed, adjudicated, or otherwise found to be against public policy, void, or unenforceable, those words or provisions shall be deleted or modified in keeping with the express intent of the parties as necessary to render this Agreement valid and enforceable.

                  7. All such deletions and modifications shall be the minimum required to effect the above and the intent of the parties to this Agreement.

         L. Parties Bound.

                  1. This Agreement shall be binding upon and inure to the benefit of the parties, their respective heirs, executors, administrators, legal representatives, successors and assigns.

                  2. The parties expressly agree that in the event a party seeks to or does transfer all or any part of its assets to a separate entity, not a party to this Agreement without consent of the

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other party, the party shall be liable under this Agreement as if the transfer had not occurred. Company must approve any material change in ownership of Dealer's business, provided, however, that Simex Technologies, Inc. parent of Simex Digital Solutions, Inc. may change name and/or ownership of Simex Digital Solutions, Inc. as it deems necessary, as long as it maintains control.

         M. Representations. No representations, promises guarantees or warranties were made to induce either party to the execution of this Agreement or made in connection therewith which are not expressly stated in the body of this Agreement.

         N. Severability. If any provision of this Agreement is for any reason held violative of any applicable law, governmental rule, or regulation, or if the Agreement is held to be unenforceable or unconscionable, the invalidity of that specific provision shall not invalidate the remainder of this Agreement. All other provisions and the entirety of this Agreement shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purposes of this Agreement in which event this Agreement shall be null and void.

         O. Time Limit. Time is of the essence in this Agreement and all time limits shall be strictly construed and strictly enforced. Failure of one party to this Agreement to meet a deadline imposed under this Agreement shall be considered a material and significant breach of this Agreement and shall entitle the nonbreaching party to any and all rights of default as provided below.

         P. Complete Understanding. By execution and acceptance of this Agreement, the parties acknowledge that they have read the same and understand each provision, term and obligation contained in this Agreement. This Agreement, although drawn by one party, shall be construed fairly and reasonably and not more strictly against the drafting party than the nondrafting party.

         Q. Date of Effectiveness. This Agreement shall replace a verbal agreement reached on January 14, 2004 and shall become effective on January 16, 2004 upon the execution of the same by all parties and all obligations contained in this Agreement shall be conclusive and binding upon all of the parties. Accordingly, this Agreement shall no longer be considered executory as of the date that all parties have affixed their signatures to it.

         R. Signatory Clause. This Agreement is signed, accepted and agreed to by all parties by and through their agents or authorized representatives. All parties acknowledge that they have read and understood this Agreement and its attachments and/or exhibits. All parties further acknowledge that they have executed this legal document voluntarily and of their own free will.

         S. Default. Company may terminate this Agreement and Dealer's right to distribute Company's products, software and services if Dealer defaults on payment or other performance of this Agreement or violates any of the terms or conditions of this Agreement. The rights and remedies of Company are cumulative rather than exclusive and are in addition to any other rights and remedies afforded to Company by law.

         T. Indemnification. Dealer shall indemnify and hold Company harmless from any and all losses, liabilities, damages, destructions, injuries, deaths, claims, demands, costs, causes of action, lawsuits, expenses or other liabilities arising out of or connected with a breach of this Agreement, unless the same is separately covered by insurance.

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         Wherefore, the parties, intending to be legally bound, have signed their names in the spaces indicated below.

                                        STRUCTURED DATA SYSTEMS, INC.

                                        By: /s/ Robert Duke
                                           -------------------------------------
                                        Its: Chairman
                                            ------------------------------------
                                        SIMEX DIGITAL SOLUTIONS, INC.

                                        By: /s/ C. Mickle Moye
                                           -------------------------------------
                                        Its: Chairman
                                            ------------------------------------
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